Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

The following unaudited pro forma condensed combined statement of earnings for the six months ended June 30, 2015 has been prepared to illustrate the estimated effects of: (i) the acquisition of Pharmacyclics, Inc. (Pharmacyclics) by AbbVie Inc. (AbbVie or the company), which closed on May 26, 2015 and (ii) the issuance of $16.7 billion aggregate principal amount of the senior notes to finance the acquisition, as if these transactions occurred on January 1, 2014.

The following unaudited pro forma condensed combined statement of earnings for the six months ended June 30, 2015 is based upon, derived from and should be read in conjunction with the unaudited financial statements of AbbVie for the six months ended June 30, 2015. The unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2014 is incorporated by reference herein.

The unaudited pro forma condensed combined statement of earnings for the six months ended June 30, 2015 has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States, with AbbVie treated as the acquirer. The company believes the fair values recognized for the assets acquired and the liabilities assumed, based in part on preliminary valuations, are based on reasonable estimates and assumptions. The unaudited pro forma condensed combined statement of earnings for the six months ended June 30, 2015 does not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the Pharmacyclics acquisition. The unaudited pro forma condensed combined statement of earnings for the six months ended June 30, 2015 is provided for informational purposes only and does not purport to represent what the actual consolidated results of operations of AbbVie would have been had the combination occurred on the date assumed, nor is it necessarily indicative of future consolidated results of operations.

The unaudited pro forma condensed combined statement of earnings for the six months ended June 30, 2015 should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined statement of earnings, the unaudited pro forma statement of earnings for the year ended December 31, 2014 incorporated by reference herein, and the audited consolidated financial statements and accompanying notes of AbbVie and Pharmacyclics incorporated by reference herein.

AbbVie Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Six Months Ended June 30, 2015

	Historical-Note 2
(in millions, except share data)	AbbVie	Pharmacyclics	Acquisition adjustments	Note reference	Financing adjustments	Note reference	Pro forma combined

Net sales	$10,515	$356	$—		$—		$10,871
Cost of products sold	1,858	182	98	3a	—		2,273
			135	3d
Selling, general and administrative	3,176	80	(89)	3f	—		3,034
			(17)	3e
			(116)	3g
Research and development	1,792	89	(84)	3g	—		1,788
			(9)	3e
Acquired in-process research and development	150	—	—		—		150
Total operating costs and expenses	6,976	351	(82)		—		7,245
Operating earnings (losses)	3,539	5	82		—		3,626

Interest expense, net	290	—	—		213	3b	415
					(88)	3h
Net foreign exchange loss	178	—	—		—		178
Other income, net	(3)	—	—		—		(3)
Earnings (losses) before income tax expense (benefit)	3,074	5	82		(125)		3,036
Income tax expense (benefit)	686	—	(52)	3c	(46)	3c	588
Net earnings	$2,388	$5	$134		$(79)		$2,448

Per Share Data
Earnings per share
Basic	$1.48						$1.43
Diluted	$1.47						$1.42
Weighted-average shares outstanding
Basic	1,608						1,715
Diluted	1,621						1,728

Note 1—Description of the Transaction

On May 26, 2015, AbbVie acquired Pharmacyclics through a tender offer for approximately $20.8 billion, including cash consideration of $12.4 billion and equity consideration of $8.4 billion, which was approximately 128 million shares of AbbVie common stock. AbbVie funded the cash portion of the transaction with a combination of the issuance of the $16.7 billion aggregate principal amount of senior notes and available cash.

Note 2—Basis of Presentation

The unaudited pro forma condensed combined statement of earnings for the six months ended June 30, 2015 gives effect to the Pharmacyclics acquisition and the issuance of the $16.7 billion of senior notes as if the transactions occurred on January 1, 2014. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of earnings, are expected to have a continuing impact on the consolidated results.

The unaudited pro forma condensed combined statement of earnings for the six months ended June 30, 2015 was prepared using the acquisition method of accounting and was based on the historical financial information of AbbVie and Pharmacyclics. The acquisition method of accounting, in accordance with ASC 805, “Business Combinations” (ASC 805) requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date, using the fair value concepts defined in ASC 820, “Fair Value Measurement” (ASC 820).

Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Pharmacyclics’ historical condensed consolidated statement of earnings for the six months ended June 30, 2015 represents its results of operations through May 26, 2015, the period prior to the acquisition. The company’s historical condensed consolidated statement of earnings for the six months ended June 30, 2015 includes the results of operations of Pharmacyclics since May 26, 2015, as well as amortization expense related to acquired definite-lived intangible assets and the inventory step-up. Adjustments were made to the unaudited pro forma condensed combined statement of earnings for the six months ended June 30, 2015 to reflect the amortization expense for the pre-acquisition period. In addition, the company’s historical condensed statement of earnings for the six months ended June 30, 2015 includes interest expense related to the $16.7 billion senior notes issued in May 2015. An adjustment was made to the unaudited pro forma condensed combined statement of earnings for the six months ended June 30, 2015 to reflect interest expense for the period prior to the debt issuance.

Note 3—Unaudited Pro Forma Condensed Combined Statement of Earnings Adjustments

(a)         Represents amortization expense on the fair value of identified intangible assets with definite lives. Pro forma amortization has been estimated on a preliminary basis using the estimated pattern of economic benefit provided by the assets over their estimated useful lives. Preliminary anticipated annual amortization expense, calculated using the estimated pattern of economic benefit, for the definite-lived intangible assets is $138 million in 2015, $406 million in 2016, $511 million in 2017, $663 million in 2018, and $817 million in 2019. The weighted-average estimated useful life for acquired definite-lived intangible assets is 13 years.

(b)         Interest expense consists of contractual interest expense, amortization of debt discount and other recurring financing costs associated with the senior notes issued in connection with the acquisition of Pharmacyclics. In May 2015, the company issued $16.7 billion aggregate principal amount of unsecured senior notes, consisting of $3.0 billion aggregate principal amount of its 1.8% senior notes due 2018, $3.75 billion aggregate principal amount of its 2.5% senior notes due 2020, $1.0 billion aggregate principal amount of its 3.2% senior notes due 2022, $3.75 billion aggregate principal amount of its 3.6% senior notes due 2025, $2.5 billion aggregate principal amount of its 4.5% senior notes due 2035 and $2.7 billion aggregate principal amount of its 4.7% senior notes due 2045.

(c)          Statutory tax rates were applied, as appropriate, to each acquisition adjustment based on the jurisdiction in which the adjustment occurs.

(d)         Cost of products sold reflects a pro forma adjustment for the amortization of the inventory step-up. The fair market value step-up adjustment to inventories of $462 million will be amortized to cost of products sold during the period subsequent to the acquisition date based on an estimated turnover rate, which is expected to be 18 months.

(e)          Represents the elimination of compensation expense recorded in the six months ended June 30, 2015 related to the payment of cash to Pharmacyclics equity award holders as a result of discretionary accelerated vesting of equity awards that will be paid contingent upon the holder’s continued service with AbbVie through December 31, 2015, in accordance with the merger agreement. These amounts were recorded as pro forma compensation expense in the unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2014 included in Amendment No. 2 to the Registration Statement on Form S-4 filed by AbbVie with the SEC on April 17, 2015. In accordance with ASC 805, these amounts will be attributable to post-combination services and accounted for subsequent to the transaction.

(f)            Represents the elimination of transaction costs that have been incurred by AbbVie in relation to the acquisition of Pharmacyclics.

(g)         Represents the elimination of non-recurring compensation expense related to the acquisition of Pharmacyclics recognized by AbbVie.

(h)         Represents the elimination of bridge loan financing costs. AbbVie entered into an $18 billion 364-day senior unsecured Bridge Loan Facility on March 27, 2015, which was terminated after the issuance of the senior notes in May 2015.

Note 6—Earnings per Share

The unaudited pro forma combined basic and diluted earnings per share calculations for the six months ended June 30, 2015 reflect the issuance of 128 million shares of AbbVie common stock issued in connection with the acquisition of Pharmacyclics.